EXHIBIT 10.5

                                                         April 19, 1996

VIA FACSIMILE

Raphael Rashkin
RRA, Inc.
17 Conklin Street, Suite 2B
Farmingdale, NY  11735

          Re: Acquisition by Comforce Technical Services, Inc. ("CTS") and CTS Acquisition Co. I ("Acquisition Co.") of the assets of Datatech Technical Services, Inc. ("Datatech") and RRA, Inc. ("RRA") and the stock of Project Staffing Support Team, Inc. ("PSST")


Dear Ray:

         This letter sets forth the agreement of CTS and Acquisition Co. to wire to Marc D. Freedman, to be held by him in escrow, the amount of $100,000 as an advance payment of the Contingent Payout described in Section 2.1(b) of the Datatech Asset Purchase Agreement, the PSST Stock Purchase Agreement and the RRA Asset Purchase Agreement (collectively, the "Agreements"), to be released by Mr. Freedman and paid to RRA, Datatech and the Stockholder of PSST upon the execution by CTS, Acquisition Co., Datatech, PSST and its stockholder and RRA of the Agreements. In the event the closing does not occur for any reason on or before May 27, 1996, CTS and Acquisition Co. shall have the option to pay an additional Advance Payment of $100,000 to extend the date of closing to June 30, 1996. In the event the closing does not occur for any reason on or prior to June 30, 1996, RRA, Datatech and PSST shall be entitled to keep the Advance Payments. Notwithstanding the foregoing, in the event CTS and Acquisition Co. are ready, willing and able to close the transactions contemplated under the Agreements on June 30, 1996 and RRA, Datatech and PSST elect not to close because of Section
12.1 (a) (and the third party action contemplated therein is not brought by an Affilitate (as defined in the Agreements) of any party to the Agreements), 12.1
(e) or 12.1 (i), the Advance Payments in the aggregate of $200,000 shall be refunded to CTS and Acquisition Co. on July 1, 1996. One third of the Advance
Payments paid to RRA, Datatech and the Stockholder of PSST shall be offset against the Contingent Payout due for each of the periods, ending December 31, 1996 , 1997 and 1998, if any.

         Notwithstanding anything herein, CTS, Acquisition Co., Datatech, PSST and RRA agree to work diligently in good faith towards a closing under the Agreements as soon as possible, and the parties agree to begin the process of obtaining the necessary consent to the assignment of contracts on Monday, April 22, 1996.

                                       Very truly yours,
                                       Comforce Technical Services, Inc.


                                       By:________________________



                                       CTS Acquisition Co. I


                                       By: _______________________


Accepted and agreed to and intending to be legally bound hereby this 19th day of April, 1996.


Datatech Technical Services, Inc.


By:________________________


Project Staffing Support Team, Inc.


By:_________________________


RRA, Inc.






By:_________________________